Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

IMMEDIATEK, INC.

That the undersigned for the purpose of forming a corporation under and by virtue of the laws of the State of Nevada, do hereby adopt the following Amended and Restated Articles of Incorporation.

ARTICLE I

The name of the corporation shall be Immediatek, Inc.

ARTICLE II
The incorporators:

Zach Bair, 10488 Brockwood Road, Dallas, Texas, 75238

Paul Marin, 10488 Brockwood Road, Dallas, Texas, 75238

ARTICLE III

The purpose for which this corporation is organized is the transaction of any and all lawful business.

ARTICLE IV

There are no limitations on the powers of the corporation.

ARTICLE V

Section 5.01 Authorization and Characteristics of Shares The corporation shall have authority to issue five hundred million (500,000,000) shares of common stock at a par value of $0.001 per share; and five million (5,000,000) shares of preferred stock at a par value of $0.001 per share. The preferred stock may be issued, from time to time, in one or more series, as authorized by the Board of Directors. The Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of stock of the corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions, and qualifications of, the shares of the series, including any preferences, voting power, dividend rights and redemption, sinking fund and conversion rights. The relative powers, preferences and rights of each series of preferred stock in relation to the powers, preferences and rights of each other series of preferred stock shall be as fixed, from time to time, by the Board of Directors in the resolution or resolutions authorizing the issuance of each series adopted by the Board of Directors.

Except as otherwise required by law, these Amended and Restated Articles of Incorporation or the provisions of any resolutions adopted by the Board of Directors authorizing the issuance of preferred stock, each holder of shares of common stock shall be entitled to one vote in respect of each share of common stock held in his name on the books of the corporation on each matter voted upon by the stockholders. Cumulative voting of shares is expressly prohibited.

Section 5.02 Reverse Split of Outstanding Stock Each one (1) share of common stock of the corporation, par value $0.001 per share, either issued and outstanding or held by the corporation in treasury, immediately prior to the time of the filing and recording of these Amended and Restated Articles of Incorporation (“Articles”) in the Office of the Secretary of State of the State of Nevada, shall, upon the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, thereby and thereupon automatically be reclassified and changed, without any further action, into one-one hundredth (1/100th) of a  validly issued, fully paid and nonassessable share of common stock of the corporation, par value $0.001 per share. Further, each one (1) share of common stock of the corporation, par value $0.001 per share, issuable upon the exercise or conversion of any and every option, warrant or other right outstanding immediately prior to the time of the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, shall, upon the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, thereby and thereupon automatically be reclassified and adjusted, without any further action, into one-one hundredth (1/100th) of a share of common stock of the corporation, par value $0.001 per share, and the exercise or conversion price of such right, option or warrant shall, upon the filing and recording of the Articles in the Office of the Secretary of State of the State of Nevada, thereby and thereupon automatically be proportionately adjusted, without any further action, by multiplying the exercise or conversion price then in effect by one hundred (100), all in accordance with, and upon, the terms of such right, option or warrant. The corporation shall not issue any fractional shares with respect to the combination. To the extent that a shareholder holds a fractional share of common stock after giving effect to the combination provided for in this Section 5.02, such shareholder shall receive one whole share of common stock in lieu of such fractional share.

ARTICLE VI

The holders of the capital stock of the corporation shall not have any preemptive rights.

ARTICLE VII

The corporation shall be managed by a Board of Directors whose number, duties and responsibilities are set forth in Bylaws adopted by the corporation. The names and addresses of the persons who currently serve as Directors are as follows:

Zach Bair, 10488 Brockwood Road, Dallas, Texas, 75238

Paul Marin, 10488 Brockwood Road, Dallas, Texas, 75238

ARTICLE VII

The name and address of the Resident Agent is:

Nevada Corporate Headquarters
101 Convention Center Drive, Suite 700
Las Vegas, NV 89109

ARTICLE IX

The Board of Directors of the corporation may, from time to time, distribute on a pro-rata basis to the shareholders of the corporation out of the capital surplus of the corporation, a portion of the corporation’s assets, in cash or property.

ARTICLE X

The corporation shall indemnify the directors and officers of the corporation from any and all liability to the fullest extent permitted by law.

These Amended and Restated Articles of Incorporation have been duly adopted in accordance with general corporation law of the State of Nevada.

The number of shares of the corporation outstanding that were entitled to vote on an amendment to the Articles of Incorporation was: 32,394,655; that said changes and amendments have been consented to and approved by the stockholders holding at least a majority of each class of voting stock outstanding and entitled to vote thereon.

The number of shares that consent to such amendments was 16,556,712 (51.1%) and the number that voted against was 0 (0%).

The undersigned has signed these Amended and Restated Articles of Incorporation on June 2, 2006.

Signed:

/s/ ZACH BAIR
Zach Bair
Chief Executive Officer & President